SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                    Form 15

            Certification and Notice of Termination of Registration
                     under Section 12(g) of the Securities
                  Exchange Act of 1934 or Suspension of Duty
                                to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 333-14253
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                         MLCC Mortgage Investors, Inc.
             -----------------------------------------------------
            (Exact name of registrant as specified in its charter)

    4802 Deer Lake Drive East, Jacksonville, FL 32246, Tel: (904) 218-6000
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                $689,500,000 (Approximate) Class A Certificates
      Mortgage Loan Asset Backed Pass-Through Certificates, Series 1999-A
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           (Title of each class of securities covered by this Form)

                                     None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    |_|       Rule 12h-3(b)(1)(ii)      |_|

         Rule 12g-4(a)(1)(ii)   |_|       Rule 12h-3(b)(2)(i)       |_|

         Rule 12g-4(a)(2)(i)    |_|       Rule 12h-3(b)(2)(ii)      |_|

         Rule 12g-4(a)(2)(ii)   |_|       Rule 15d-6                |X|

         Rule 12h-3(b)(1)(i)    |_|

         Approximate number of holders of record as of the certification or notice date: 11
             --

         Pursuant to the requirements of the Securities Exchange Act of 1934, MLCC Mortgage Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



         Date:  January 10, 2000                 By:   /s/ Laurel A. Davis
                                                 ------------------------------
                                                 Name:     Laurel A. Davis
                                                 Title:    Vice President and
                                                           Assistant Secretary